Exhibit 99.1

             WALTER INDUSTRIES ANNOUNCES SECOND QUARTER 2005 RESULTS

   - EARNINGS OF $0.87 PER DILUTED SHARE REPORTED ON STRONG PERFORMANCE AT
                            JIM WALTER RESOURCES -

TAMPA, Fla., July 26 /PRNewswire-FirstCall/ -- Walter Industries, Inc. (NYSE:
WLT) today reported earnings of $0.87 per fully diluted share for the second quarter ended June 30, 2005, compared with earnings of $0.20 per fully diluted share in the prior year's second quarter. Net income for the quarter totaled $41.5 million compared with $8.3 million in the second quarter last year.

Results for the quarter reflected improved earnings from the Company's Natural Resources segment along with solid quarterly operating performance generated by the Industrial Products and Financing segments. These favorable results were partially offset by higher losses in the Company's Homebuilding segment.

Diluted earnings per share of $0.87 for the quarter compares to the previously issued range of earnings expectations of $0.54 to $0.62 per diluted share. The majority of the earnings-per-share expectation favorability is driven by the Natural Resources segment on higher than expected accelerated metallurgical coal shipments due to vessel availability, higher average prices due to an improved metallurgical and steam coal mix and lower than forecasted production costs, partially offset by one month of idle mine costs due to the water ingress problem in Mine No. 5. The water problem caused multiple roof falls, which damaged production conveyors and roadways, and as a result, the mine is now expected to be idle for the rest of 2005.

The positive timing-related impact of accelerated metallurgical coal shipments benefited second quarter results by approximately $0.09 per diluted share and will have an adverse impact on third quarter results.

"Our second quarter performance reflects record operating profits by our Natural Resources segment," said Chairman and CEO Don DeFosset. "We are also pleased with the strong profitability generated by U.S. Pipe and solid performance at Financing. Although losses at our Homebuilding unit worsened in the second quarter, our backlog is growing and our expectation for a return to a break-even run-rate in the fourth quarter remains intact."

Second Quarter 2005 Financial Results

Net sales and revenues for the second quarter totaled $441.2 million, up $61.3 million, or 16.1%, versus the year-ago period. This improvement primarily reflects a $57.6 million increase at Natural Resources over the same quarter last year, as higher metallurgical coal prices continue to drive revenue growth. Current period sales increases at U.S. Pipe and Sloss were partially offset by lower Homebuilding and Financing revenues.

Operating income was $65.1 million for the quarter, up $44.5 million versus last year's second quarter. This significant period-over-period increase was primarily driven by higher metallurgical coal pricing at Jim Walter Resources, which improved operating income by $43.9 million. In addition, operating income was up $10.7 million at U.S. Pipe due to stronger ductile iron pipe pricing and improved productivity. These positives were partially offset by an increased loss at Homebuilding and lower operating income at Financing.

Second Quarter Results by Operating Segment

Natural Resources Segment

The Natural Resources segment reported second quarter revenue of $146.7 million, up 64.6% versus the same period last year and generated operating income of $58.6 million. The $43.9 million increase in operating income was primarily driven by significantly higher average metallurgical coal pricing, partially offset by higher coal production costs.

Jim Walter Resources sold 1.83 million tons of coal at an average price of $73.29 per ton, compared to 1.85 million tons at $41.47 per ton during the same period last year. Second quarter revenues and operating income for the segment reflect significant increases in metallurgical coal prices which averaged $83.90 per ton, up 92% from the same period last year.

During the second quarter, sales of 140,000 tons of metallurgical coal were shipped earlier than planned, and steam coal deliveries of 55,000 tons were deferred. The net result of this positive sales mix was an increase in second quarter revenues and operating income of approximately $9.4 million and $6.4 million, respectively.

Coal production declined 350,000 tons versus the prior year period, primarily reflecting the idling of Mine No. 5 and an extended longwall move there early in the quarter. The extended longwall move caused overall production costs to increase to an average of $36.76 per ton versus $30.18 per ton in the second quarter last year. Mine No. 5 also incurred one month of idle costs totaling $3.6 million in the second quarter.

At Mine No. 5, most of the excess water has been pumped out of the mine. The longwall and continuous miner equipment was not impacted and work crews are now underground restoring operations. However, there is significantly more roof-fall damage than expected, which blocked the main roadway and several conveyor areas, resulting in an extension of the idle period through the fourth quarter. This will result in reduced production for 2005 of approximately 450,000 tons and $20 million of incremental idle mine cost in the second half. Delayed production in 2005 will be additive to expected 2006 production by 200,000 tons with the balance additive to 2007. The Company expects to meet all of its contracted delivery schedules.

The natural gas operation sold 1.75 billion cubic feet of gas at an average price of $6.56 per thousand cubic feet, versus 2.05 billion cubic feet at $5.77 per thousand cubic feet in the prior-year quarter. The decrease in gas volume is primarily attributable to Mine No. 4 production occurring in a heavily de-gassed area of the mine and the idling of Mine No. 5. Given the extended downtime at Mine No. 5, lower gas volume is expected through the balance of 2005.

Industrial Products Segment

The Industrial Products segment reported $151.9 million in revenue for the second quarter of 2005, up 4.7% versus the prior-year period. Revenues reflect a 22.8% increase in ductile iron pipe prices over the same quarter last year, partially offset by a 12.3% decrease in ductile iron pipe shipments due to market-wide delays in construction projects, some of which are due to weather-related problems.

Operating income for the segment totaled $12.1 million for the quarter, compared to operating income of $1.4 million in the same period last year. This $10.7 million increase in operating income is principally due to higher ductile iron pipe pricing and favorable plant performance, partially offset by higher scrap metal costs.

Financing Segment

The Financing segment reported second quarter revenue of $58.6 million compared with $62.8 million in the year-ago period. The decline in revenue was attributed to a decrease in the overall instalment note portfolio due to declining origination volume from the Homebuilding segment. Prepayment revenue also declined as prepay speeds of 10.5% in the second quarter were down 50 basis points from the prior-year period.

Operating income for the segment was $14.2 million in the second quarter versus $16.6 million for the same period in 2004. Results in the quarter reflect continued strong delinquency performance, lower selling, general and administrative costs and an improvement in the provision for losses versus the prior-year period. However, these improvements were more than offset by the overall decline in the portfolio size, lower prepayment income of $1.9 million and higher interest expense due to increased levels of fixed-rate securitized debt. Delinquencies (the percentage of amounts outstanding more than 30 days past due) improved to 4.0% versus 4.6% in the second quarter of last year.

Homebuilding Segment

The Homebuilding segment reported second quarter revenue of $57.1 million versus $61.5 million for the same period last year. The Homebuilding group delivered 748 homes during the quarter at an average net selling price of $75,600, compared with 878 homes at an average net selling price of $70,100 for the prior-year period.

The segment reported an operating loss for the second quarter totaling $14.0 million, compared to a loss in the prior year of $6.7 million. The current period loss reflects a home delivery shortfall versus the prior-year period and also reflects reduced margins due to higher materials and subcontracting costs.

Second quarter results included $3.2 million in charges related to repair, rework and other non-recoverable costs for under-construction homes, additional legal accruals, write-down of supplies inventory for shortages and obsolescence, plus additional warranty and loss accruals.

While operating losses in the Homebuilding business widened in the second quarter, the Company continues to be encouraged by the pace of new sales. Same-store sales orders, net of cancellations, were up 30.5% versus the second quarter last year and the backlog rose 27.6% from 1,912 units to 2,440 units versus the prior-year's second quarter. As a result, the Company forecasts a much improved second half, with breakeven run-rate expectations in the fourth quarter of 2005.

Other Segment

Sloss Industries reported revenue for the second quarter of $32.2 million, up 25.1% versus the same period last year and reported operating income of $3.0 million compared to $2.3 million in the second quarter of 2004. Current- period results reflect higher furnace and foundry coke pricing, partially offset by increased metallurgical coal raw material costs.

Operating results also include an increase of $0.6 million in operating income from the Company's Land Group from higher real estate sales. Corporate expenses increased $1.8 million compared to the year-ago period due to higher severance and other personnel costs, which were partially offset by lower medical costs.

Mueller Acquisition

On June 19, Walter Industries announced that it entered into a definitive agreement to purchase Mueller Water Products, Inc. ("Mueller"), a privately held, leading supplier of flow control products, for an aggregate value of approximately $1.9 billion. The Company and Mueller recently filed for regulatory approvals and management continues to anticipate a closing on the acquisition late in the third quarter of this year.

For additional information on the Mueller transaction, please refer to the reports on Form 8-K filed by the Company on June 20 and 22, 2005.

Conference Call Webcast

Walter Industries Chairman and CEO Don DeFosset and members of the Company's leadership team will discuss second quarter 2005 results and other general business matters on a conference call and live Webcast to be held on Wednesday, July 27, 2005, at 9 a.m. EDT. To listen to the event live or in archive, visit the Company Web site at http://www.walterind.com . The call will remain available for 30 days.

Walter Industries, Inc. is a diversified company with 2004 revenues of $1.5 billion. The Company is a leader in affordable homebuilding, related financing, and water transmission products, and is a significant producer of high-quality metallurgical coal for worldwide markets. Based in Tampa, Fla., the Company employs approximately 5,200 people. For more information about Walter Industries, please call Joe Troy, Senior Vice President - Financial Services at
(813) 871-4404, or visit the Company Web site at http://www.walterind.com.

Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, changes in customers' demand for the Company's products, changes in raw material, labor, equipment and transportation costs and availability, geologic and weather conditions, changes in extraction costs and pricing in the Company's mining operations, the cost and timing of returning Mine No. 5 to operation, changes in customer orders, pricing actions by the Company's competitors, the collection of approximately $14 million of receivables associated with a working capital adjustment arising from the sale of a subsidiary in 2003, potential changes in the mortgage-backed capital market, and general changes in economic conditions. Those risks also include the closing of the Mueller transaction and the timing of and ability to execute on any strategic action that may be pursued. Risks associated with forward-looking statements are more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no duty to update its outlook statements as of any future date.

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                ($ in Thousands)
                                    Unaudited

                                                       For the three months
                                                           ended June 30,
                                                   -----------------------------
                                                        2005             2004
                                                   -------------   -------------
Net sales and revenues:
 Net sales                                         $     382,823   $     322,363
 Interest income on instalment
  notes                                                   53,110          56,407
 Miscellaneous                                             5,281           1,098
                                                         441,214         379,868

Cost and expenses:
 Cost of sales (exclusive of
  depreciation)                                          270,083         258,398
 Depreciation                                             14,505          15,249
 Selling, general and administrative                      54,015          50,114
 Provision for losses on instalment
  notes                                                    1,949           2,902
 Postretirement benefits                                   3,234             593
 Interest expense - mortgage-
  backed/asset-backed notes                               31,102          30,276
 Interest expense - corporate debt                         4,097           6,206
 Amortization of other intangibles                           923           1,352
 Restructuring and impairment charges                        305             359
                                                         380,213         365,449

Income before income tax expense                          61,001          14,419

Income tax expense                                       (19,520)         (6,156)

Net Income                                         $      41,481   $       8,263

Basic Income per share:                            $        1.07   $        0.22

Weighted average number of shares
 outstanding                                          38,660,846      38,304,441

Diluted Income per share:                          $        0.87   $        0.20

Weighted average number of dilutive
 securities                                           49,144,631      46,363,008

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                          RESULTS BY OPERATING SEGMENT
                                ($ in Thousands)
                                    Unaudited

                                                        For the three months
                                                           ended June 30,
                                                   -----------------------------
                                                       2005             2004
                                                   -------------   -------------
NET SALES AND REVENUES:
Homebuilding                                       $      57,117   $      61,543
Financing                                                 58,606          62,798
Industrial Products                                      151,868         145,007
Natural Resources                                        146,729          89,169
Other                                                     34,993          27,260
Consolidating Eliminations                                (8,099)         (5,909)
                                                   $     441,214   $     379,868

OPERATING INCOME (LOSS):
Homebuilding                                       $     (13,994)  $      (6,712)
Financing                                                 14,216          16,649
Industrial Products                                       12,121           1,401
Natural Resources                                         58,618          14,719
Other                                                     (4,792)         (4,301)
Consolidating Eliminations                                (1,071)         (1,131)
Operating income                                          65,098          20,625
Corporate debt interest expense                           (4,097)         (6,206)
Income before income tax expense                   $      61,001   $      14,419

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                ($ in Thousands)
                                    Unaudited

                                                         For the six months
                                                           ended June 30,
                                                   -----------------------------
                                                        2005           2004
                                                   -------------   -------------
Net sales and revenues:
 Net sales                                         $     669,553   $     588,046
 Interest income on instalment
  notes                                                  106,603         111,673
 Miscellaneous                                            10,391           6,185
                                                         786,547         705,904

Cost and expenses:
 Cost of sales (exclusive of
  depreciation)                                          487,479         484,390
 Depreciation                                             28,825          30,501
 Selling, general and administrative                      96,585          98,513
 Provision for losses on instalment
  notes                                                    5,134           6,393
 Postretirement benefits                                   6,472           3,105
 Interest expense - mortgage-
  backed/asset-backed notes                               62,537          62,002
 Interest expense - corporate debt                         7,709          10,151
 Amortization of other intangibles                         1,986           2,837
 Restructuring and impairment charges                        610             514
                                                         697,337         698,406

Income from continuing operations
 before income tax expense                                89,210           7,498

Income tax expense                                       (28,547)         (3,837)

Income from continuing operations                         60,663           3,661
Discontinued operations, net of
 income taxes (1)                                           (417)             --

Net Income                                         $      60,246   $       3,661

Basic Income per share:

Income from continuing operations                  $        1.59   $        0.09
Discontinued Operations                                    (0.01)             --

Net Income                                         $        1.58   $        0.09

Weighted average number of shares
 outstanding                                          38,130,618      39,851,145

Diluted Income per share:

Income from continuing operations                  $        1.29   $        0.09
Discontinued Operations                                    (0.01)             --

Net Income                                         $        1.28   $        0.09

Weighted average number of dilutive
 securities (2)                                       48,851,746      40,447,642

(1) 2005 expenses incurred during the period resulted from the Company's sale of its AIMCOR subsidiary in December 2003.

(2) The weighted average number of dilutive securities for the 2004 period does not include the shares issuable upon conversion related to the Company's $175 million contingent convertible senior subordinated notes, as the inclusion of these potentially dilutive securities would have had an anti-dilutive effect.

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                          RESULTS BY OPERATING SEGMENT
                                ($ in Thousands)
                                    Unaudited

                                                        For the six months
                                                          ended June 30,
                                                   -----------------------------
                                                        2005            2004
                                                   -------------   -------------
NET SALES AND REVENUES:
Homebuilding                                       $     105,796   $     125,660
Financing                                                117,699         123,778
Industrial Products                                      267,450         259,084
Natural Resources                                        244,160         153,823
Other                                                     67,693          54,082
Consolidating Eliminations                               (16,251)        (10,523)
                                                   $     786,547   $     705,904

OPERATING INCOME (LOSS):
Homebuilding                                       $     (22,543)  $     (15,521)
Financing                                                 28,802          30,496
Industrial Products                                       17,601            (149)
Natural Resources                                         83,160          12,406
Other                                                     (7,270)         (8,230)
Consolidating Eliminations                                (2,831)         (1,353)
Operating income                                          96,919          17,649
Corporate debt interest expense                           (7,709)        (10,151)
Income from continuing operations
 before income tax expense                         $      89,210   $       7,498

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                            SUPPLEMENTAL INFORMATION
                                    Unaudited

                                            For the      For the      For the      For the
                                             three        three        six          six
                                             months       months       months       months
                                             ended        ended        ended        ended
                                            June 30,     June 30,     June 30,     June 30,
                                              2005         2004         2005         2004
                                           ----------   ----------   ----------   ----------
Depreciation ($ in thousands):
 Homebuilding                              $    1,216   $    1,213   $    2,412   $    2,458
 Financing                                        355          354          715          692
 Industrial Products                            6,625        6,890       13,177       13,743
 Natural Resources                              5,183        5,570       10,230       11,164
 Other                                          1,126        1,222        2,291        2,444
                                           $   14,505   $   15,249   $   28,825   $   30,501

Amortization of other intangibles
($ in thousands):
 Financing                                 $      923   $    1,352   $    1,986   $    2,837

Restructuring and impairment charges
 (recoveries) ($ in thousands):
 U.S. Pipe Anniston plant shutdown
  costs                                    $       --   $     (175)  $       --   $      121
 Mine No. 5 shutdown costs                        305          534          610          393
                                           $      305   $      359   $      610   $      514

Operating Data:

 Homebuilding
  New sales contracts, net of
   cancellations                                  990          766        1,837        1,643
  Unit completions                                748          878        1,398        1,791
  Average sale price                       $   75,600   $   70,100   $   75,200   $   70,100
  Ending homes backlo                           2,440        1,912        2,440        1,912

Financing
 Delinquencies                                    4.0%         4.6%         4.0%         4.6%
 Prepayment speeds                               10.5%        11.0%        10.4%         9.7%

Industrial Products
 Ending pipe & fittings backlog,
  tons                                        173,512      132,985      173,512      132,985
 Ending pipe & fittings backlog,
  dollars ($ in thousands)                    137,593   $   93,447   $  137,593   $   93,447

Sloss Industries
 Tons of foundry coke sold                     34,708       38,660       69,632       68,478
 Tons of furnace coke sold                     62,220       67,651      124,470      144,595
 Foundry coke average sale price per
  ton                                      $   258.71   $   169.29   $   248.76   $   166.07
 Furnace coke average sale price per
  ton                                      $   205.69   $   140.39   $   205.85   $   143.01


                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                            SUPPLEMENTAL INFORMATION
                                    Unaudited

                                             For the     For the      For the      For the
                                              three       three        six          six
                                              months      months       months       months
                                              ended       ended        ended        ended
                                             June 30,    June 30,     June 30,     June 30,
                                               2005        2004         2005         2004
                                           ----------   ----------   ----------   ----------
Operating Data:

Natural Resources
Tons sold by type (in thousands):
  Metallurgical coal, contracts                 1,375        1,221        2,402        2,279
  Metallurgical coal, spot sales                   62          147          144          147
  Steam coal                                      395          486          787          894
                                                1,832        1,854        3,333        3,320
Average sale price per ton:
  Metallurgical coal, contracts            $    82.97   $    38.90   $    73.55   $    37.32
  Metallurgical coal, spot sales           $   104.31   $    83.17   $   103.10   $    83.17

  Steam coal                               $    34.75   $    35.28   $    35.01   $    35.16

Tons sold by mine (in thousands):
  Mine No. 4                                      875          732        1,563        1,521
  Mine No. 7                                      659          708        1,137        1,120
  Mine No. 5                                      298          414          633          679
                                                1,832        1,854        3,333        3,320

Coal cost of sales:
  Mine No. 4 per ton                       $    31.86   $    29.84   $    29.26   $    28.21
  Mine No. 7 per ton                       $    34.61   $    28.79   $    39.46   $    33.67
  Mine No. 5 per ton                       $    48.76   $    32.13   $    44.99   $    35.39
  Mine No. 5 idle costs
  (in thousands)(1)                        $    3,560   $       --   $    3,560   $       --
  Other costs (in thousands)(2)            $    1,678   $    2,611   $    2,705   $    4,406

Tons of coal produced (in thousands)            1,525        1,875        3,456        3,381

Coal production costs per ton: (3)
  Mine No. 4                               $    32.93   $    31.69   $    29.26   $    29.45
  Mine No. 7                               $    32.79   $    26.40   $    34.50   $    32.42
  Mine No. 5                               $    87.81   $    34.35   $    52.35   $    37.38
  Total                                    $    36.76   $    30.18   $    34.52   $    32.19

Natural gas sales, in mmcf
(in thousands)                                  1,754        2,045        3,510        4,058
Natural gas average sale price per
 mmcf                                      $     6.56   $     5.77   $     6.66   $     5.96
Natural gas cost of sales per mmcf         $     2.54   $     2.28   $     2.58   $     2.24

(1)  Idle costs are charged to period expense when incurred.

(2)  Consists of charges not directly allocable to a specific mine.

(3) Coal production costs per ton are a component of inventoriable costs. Other inventoriable costs not included in coal production costs per ton include postretirement benefits, asset retirement obligation expenses, royalties and Black Lung excise taxes.

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                ($ in Thousands)
                                    Unaudited

                                                June 30,     December 31,     June 30,
                                                  2005           2004           2004
                                              ------------   ------------   ------------
ASSETS
Cash and cash equivalents                     $     29,207   $     46,924   $     15,650
Short-term investments, restricted                  95,249         99,905        103,177
Instalment notes receivable, net of
 allowance of $11,099, $11,200 and
 $11,591, respectively                           1,703,739      1,717,205      1,738,197
Receivables, net                                   206,945        170,219        178,038
Income tax receivable                               15,082         14,977         14,801
Inventories                                        294,263        233,547        227,277
Prepaid expenses                                    19,112         16,871          9,236
Property, plant and equipment, net                 348,018        334,678        337,242
Investments                                          6,096          6,165          6,117
Deferred income taxes                               35,412         47,943         43,381
Unamortized debt expense                            34,442         36,726         37,842
Other long-term assets, net                         42,955         46,340         40,646
Goodwill and other intangibles, net                143,000        144,986        147,125
                                              $  2,973,520   $  2,916,486   $  2,898,729

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable                              $    108,608   $     90,217   $     95,071
Accrued expenses                                   123,016        125,681        111,636
Debt:
  Mortgage-backed/asset-backed notes             1,697,505      1,763,827      1,780,950
  Senior debt                                       20,000             --         12,300
  Convertible senior subordinated notes            175,000        175,000        175,000
Accrued interest                                    16,403         16,813         16,124
Accumulated postretirement benefits
 obligation                                        279,485        282,599        286,463
Other long-term liabilities                        209,861        203,122        202,091
Total liabilities                                2,629,878      2,657,259      2,679,635
Stockholders' equity                               343,642        259,227        219,094
                                              $  2,973,520   $  2,916,486   $  2,898,729

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                     FOR THE SIX MONTHS ENDED JUNE 30, 2005
                                ($ in Thousands)
                                    Unaudited

                                                              Comprehensive        Accum.
                                                  Total          Income           Deficit
                                              ------------    -------------    ------------
Balance at December 31, 2004                  $    259,227                     $   (609,048)

Comprehensive income:
 Net income                                         60,246    $      60,246          60,246
 Other comprehensive income (loss),
  net of tax:
   Net unrealized loss on hedges                    (1,946)          (1,946)
Comprehensive income                                          $      58,300
Stock issued upon exercise of stock
 options                                            14,725
Tax benefit from the exercise of
 stock options                                      13,704
Dividends paid, $.08 per share                      (3,040)
Stock-based compensation                               726

Balance at June 30, 2005                      $    343,642                     $   (548,802)

                                              Accum.
                                              Other
                                          Comprehensive                     Capital
                                              Income         Common            in         Treasury
                                              (Loss)          Stock          Excess        Stock
                                          -------------   ------------   ------------   ------------
Balance at December 31, 2004              $     (51,109)  $        580   $  1,178,121   $   (259,317)

Comprehensive income:
 Net income
 Other comprehensive income (loss),
  net of tax:
   Net unrealized loss on hedges                 (1,946)
Comprehensive income
Stock issued upon exercise of stock
 options                                                            15         14,710
Tax benefit from the exercise of
 stock options                                                                 13,704
Dividends paid, $.08 per share                                                 (3,040)
Stock-based compensation                                                          726

Balance at June 30, 2005                  $     (53,055)  $        595   $  1,204,221   $   (259,317)

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                ($ in Thousands)
                                    Unaudited

                                                         For the six months
                                                            ended June 30,
                                                   ------------------------------
                                                        2005             2004
                                                   -------------    -------------
OPERATING ACTIVITIES
Income from continuing operations                  $      60,663    $       3,661
Adjustments to reconcile income to
 net cash provided by continuing operations:
  Provision for losses on instalment
   notes                                                   5,134            6,393
  Depreciation                                            28,825           30,501
  Provision for deferred income taxes                     12,531            3,978
  Tax benefit on the exercise of
   employee stock options                                 13,704               --
  Accumulated postretirement benefits
   obligation                                             (3,114)          (5,837)
  Provision for other long-term
   liabilities                                             4,793            1,389
  Amortization of other intangibles                        1,986            2,837
  Amortization of debt expense                             3,202            5,475
  Loss on sale of assets                                      --            1,294
  Stock-based compensation expense                           726              364

Decrease (increase) in assets:
  Receivables                                            (36,726)         (24,407)
  Income tax receivable                                     (105)           2,609
  Inventories                                            (60,716)          (5,812)
  Prepaid expenses                                        (2,241)          (2,708)
Increase (decrease) in liabilities:
  Accounts payable                                        18,391           (3,599)
  Accrued expenses                                        (2,665)           6,277
  Accrued interest                                          (410)            (995)
    Cash flows provided by continuing
     operations                                           43,978           21,420
    Cash flows used in discontinued
     operations                                             (417)          (3,611)
    Cash flows provided by operating
     activities                                           43,561           17,809

INVESTING ACTIVITIES
  Notes originated from sales and
   resales of homes and purchases of
   loan portfolios                                      (213,772)        (232,871)
  Cash collections on accounts and
   payouts in advance of maturity                        222,104          237,443
  Decrease (increase) in short-term
   investments, restricted                                 4,656           (2,862)
  Additions to property, plant and
   equipment, net of retirements                         (42,165)         (18,369)
  Decrease (increase) in investments
   and other assets, net                                   3,454           (5,910)
  Proceeds from sale of subsidiary                            --            6,000
    Cash flows used in investing
     activities                                          (25,723)         (16,569)

FINANCING ACTIVITIES
  Issuance of debt                                       155,232          370,600
  Retirement of debt                                    (201,554)        (347,442)
  Additions to unamortized debt expense                     (918)          (6,067)
  Purchases of treasury stock                                 --          (63,020)
  Dividends paid                                          (3,040)          (2,370)
  Exercise of employee stock options                      14,725            2,727
    Cash flows used in financing
     activities                                          (35,555)         (45,572)

Net decrease in cash and cash
 equivalents                                             (17,717)         (44,332)
Cash and cash equivalents at
 beginning of period                                      46,924           59,982
Cash and cash equivalents at end of
 period                                            $      29,207    $      15,650

SOURCE  Walter Industries, Inc.
    -0-                             07/26/2005
    /CONTACT: Joe Troy, Senior Vice President - Financial Services, Walter Industries, Inc., +1-813-871-4404/
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              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com /
    /Web site:  http://www.walterind.com /